Exhibit 99.1

OPTi Inc. Announces that

Apple Appeals Final Judgment in Patent Infringement Action

Palo Alto, CA., December 7, 2009 – OPTi Inc (OTCBB:OPTI) today announced that Apple Inc. is appealing the final judgment entered in this action by the United States District Court for the Eastern District of Texas on December 3, 2009, and “from all interlocutory orders that gave rise to that judgment, including, without limitation:”

•	Claim Construction Order, entered on December 4, 2008;

•	Order granting and denying parties’ motions in limine, entered on March 25, 2009;

•

Memorandum Order granting OPTi’s motion for summary judgment on infringement and denying Apple’s motion for summary judgment on non-infringement, Apple’s motion for summary judgment on no pre-suit damages and Apple’s motion to exclude the opinions of Weinstein, entered on April 3, 2009;

•	Jury Verdict Form, entered on April 23, 2009; and

•	Memorandum Opinion and Order denying Apple’s post-trial JMOLs (except for JMOL on willfulness), entered on December 3, 2009.

On January 16, 2007, the Company announced that it filed a complaint against Apple, in the Eastern District of Texas, for infringement of its U.S. patents covering its “pre-snoop” technology. The patent currently at issue in the lawsuit is U.S. patent No. 6,405,291, entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses”. The complaint alleged that Apple infringed the patent by making, selling, and offering for sale various products based on and incorporating Predictive Snooping technology. The Apple action itself is a part of the Company’s strategy for pursuing its patent infringement claims relating to its Predictive Snooping technology. Consequently, the final outcome of the Apple case itself will play a role in the Company’s strategy for pursuing its patent infringement claims and the Company’s ability to realize licensing revenue from its Predictive Snoop patents will be significantly affected if the final outcome of the litigation is not successful. There can be no assurance of the extent to which the outcome of these rulings will lead to positive results in the Apple case or the Company’s overall licensing strategy.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against Apple and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the remaining phases of the Apple litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550